Joint Filer Information

Title of Security:	Common Stock
Issuer & Ticker Symbol:	Inuvo, Inc. (INUV)
Designated Filer:	Bridgehampton Capital Management LLC
Other Joint Filers:	Bridgehampton Value Strategies Fund (“Value Strategies Fund”) Bridgehampton Monument Fund LLC (“Monument Fund”) Kenneth E. Lee (“Mr. Lee”)
Addresses:	The principal business address for each of the Value Strategies Fund, the Monument Fund and Mr. Lee is 2316 Main Street, Unit G, Box 1521, Bridgehampton, NY 11932.
Signatures:

Dated: July 10, 2014

BRIDGEHAMPTON VALUE STRATEGIES FUND

By:  /s/ Kenneth E. Lee
                            Kenneth E. Lee, Authorized Signatory

BRIDGEHAMPTON MONUMENT FUND LLC

By:  /s/ Kenneth E. Lee
                             Kenneth E. Lee, Authorized Signatory

/s/ Kenneth E. Lee
     Kenneth E. Lee